Exhibit 99.1

Interlink Electronics, Inc. Provides Update on

NASDAQ Listing

Camarillo, California – November 21, 2005 – Interlink Electronics, Inc. (NASDAQ: LINKE) today announced that on November 15, 2005, it received the standard notice from the Listing Qualifications Department of The Nasdaq Stock Market stating that due to the Company’s failure to file its Form 10-Q for the quarter ended September 30, 2005, the Company was not in compliance with the requirements of Marketplace Rule 4310(c)(14) and that, if the Company takes no further action, its common stock will be delisted at the opening of the market on November 25, 2005.

In accordance with the 4800 series of Marketplace Rules, a hearing with the Nasdaq Listing Qualifications Panel has been scheduled on December 8, 2005 at which the Company intends to show cause why its common stock should not be delisted. Under Nasdaq Marketplace Rules, the Company’s common stock will remain listed on the Nasdaq National Market pending the outcome of the hearing, and thereafter if the panel accepts the Company’s showing of cause.

Pending resolution of the matter, the character “E” has been appended to the trading symbol for Interlink’s common stock and accordingly the trading symbol has been changed from LINK to LINKE.

As previously announced, the Company’s quarterly report on Form 10-Q has been delayed pending the outcome of an independent examination of issues raised by the Company’s intention to restate its historical financial results. The examination is being conducted at the direction of the Company’s Audit Committee, which has hired the law firm of Dorsey & Whitney LLP to assist it in the examination. Dorsey & Whitney has retained the Advisory Services Group of PricewaterhouseCoopers LLP to perform certain portions of the examination. The examination is underway and is being pursued with all due speed.

E. Michael Thoben, Interlink’s Chairman and CEO said: I want to assure everyone that the Company has no more urgent priority than the completion of this examination and the resumption of our regular financial reporting. I believe that the Audit Committee has taken the steps necessary to ensure that the matter is promptly resolved and that all matters requiring examination will be promptly and thoroughly examined.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINKE) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today’s interface standards, our Business Communications, E-Transactions, Home Entertainment and Specialty Components businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers who buy through our OEM channel include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc. serves an international customer base from its corporate headquarters in Camarillo, California and offices in Tokyo, Hong Kong and China. The Company currently holds numerous patents on sensor technologies, e-signature technologies, wireless communication protocols and product design properties. See Interlink Electronics online at http://www.interlinkelectronics.com or in Japan at http://www.interlinkelec.co.jp.

All registrations and trademarks are properties of their respective owners.

Contacts:

Interlink Electronics

546 Flynn Road

Camarillo, CA 93012

805-484-8855

Michelle Lockard

Investor Relations

mlockard@Interlinkelectronics.com